Exhibit 21.1

LIST OF SUBSIDIARIES OF DIGITALGLOBE, INC.

As of December 31, 2015

Legal Entity	State or Country of Incorporation	% Ownership	Name Doing Business As
DG Consents Sub, Inc.	Delaware	100%	DG Consents Sub, Inc.
DigitalGlobe International, Inc.	Colorado	100%	DigitalGlobe International, Inc.
DigitalGlobe China Ventures LLC	Colorado	100%	DigitalGlobe China Ventures LLC
DigitalGlobe Holdings, Inc.	Delaware	100%	DigitalGlobe Holdings, Inc.
DigitalGlobe Intelligence Solutions, Inc.	Delaware	100%	DigitalGlobe Intelligence Solutions, Inc.
i5, Inc.	Missouri	100%	i5, Inc.
GeoEye Missouri Inc.	Missouri	100%	GeoEye Missouri Inc.
Spatial Energy, LLC	Colorado	100%	Spatial Energy, LLC
Spatial Energy GmbH	Austria	100%	Spatial Energy GmbH
Siwei WorldView Technology (Beijing) Co., Ltd.	China	18%	Siwei WorldView Technology (Beijing) Co., Ltd.
GeoEye Middle East Limited	United Arab Emirates	100%	GeoEye Middle East Limited
GeoEye Netherlands BV	Netherlands	100%	GeoEye Netherlands BV
DigitalGlobe International Asia Pacific Pte. Ltd.	Singapore	100%	DigitalGlobe International Asia Pacific Pte. Ltd.